UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

July 23, 2014

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33338	13-2721761
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Hot Metal Street Pittsburgh, Pennsylvania	15203-2329
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 432-3300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 23, 2014, American Eagle Outfitters, Inc. (the “Company”) entered into a Third Amended and Restated Employment Agreement (the “Employment Agreement”) with Roger S. Markfield, the Company’s Vice Chairman and Executive Creative Director. Under the Employment Agreement, Mr. Markfield continues to serve as Vice Chairman and Executive Creative Director of the Company during the Company’s 2014 and 2015 fiscal years, until February 1, 2016 (the “Active Term”). Mr. Markfield’s annual base salary under the Employment Agreement is $1,188,000 during the Active Term.

In addition to his base salary, Mr. Markfield is also eligible to receive the following:

•	an annual performance-based incentive bonus targeted at 150% of his base salary with potential to receive up to 300% of base salary during the Active Term;

•	for each fiscal year of the Active Term, grants of restricted stock units (RSUs) consisting of time-based RSUs with a grant date value of $1,680,000, performance-based RSUs with a one-year performance period and a grant date value of $1,700,000 and performance-based RSUs with a three-year performance period and a grant date value of $3,920,000. The number of shares of the Company’s common stock underlying each RSU is determined by dividing the grant date value by the closing price of the Company’s common stock on the grant date. Mr. Markfield’s RSU awards for the 2014 fiscal year were granted on March 5, 2014, and are described further in the Company’s current report on Form 8-K filed with the SEC on March 11, 2014; and

•	payment of $6 million earned under his prior employment agreement payable in equal installments of $1.5 million commencing on February 1, 2014 and each anniversary thereof through February 2017. Payment of such amounts is accelerated upon Mr. Markfield’s death or a qualifying change of control of the Company.

Following termination of employment (other than on account of death or by the Company for cause), Mr. Markfield is generally obligated to provide consulting services to the Company until he terminates the consulting arrangement, or the Company terminates the consulting arrangement for cause. Mr. Markfield will receive an annual consulting fee of up to $500,000 (with that amount subject to downward adjustment in the event Mr. Markfield resigns prior to the end of the Active Term based on a formula that takes into account his completed months of employment during the Active Term). Upon termination of employment for any reason, the Company will make available retirement health insurance to Mr. Markfield and his eligible dependents (with premiums paid by Mr. Markfield). Mr. Markfield is subject to nonsolicitation, noncompetition and perpetual confidentiality covenants. During the term of the Agreement (including the consulting period) and for two years thereafter, Mr. Markfield is restricted from (i) soliciting any of the Company’s employees or inducing them to terminate employment with the Company, (ii) soliciting or otherwise inducing any customers, suppliers, sales representatives or other business relations of the Company to discontinue doing business with the Company, and (iii) performing services for any business that directly competes with the Company’s business.

In order for the Company to avoid a loss of deductions for fiscal 2015 by exceeding the $1 million limitation on non-performance-based compensation under Section 162(m) of the Internal Revenue Code, Mr. Markfield has agreed to defer a portion of his 2015 salary under the Company’s deferred compensation plan in an amount equal to $188,000. The Company may also delay payment of all or a portion of the $1.5 million February 1, 2015 installment payment and credit such amount to a bookkeeping account established by the Company with interest credited at 4% compounded annually. Amounts credited to the bookkeeping account shall be payable to Mr. Markfield upon termination of employment and amounts deferred under the deferred compensation plan shall be adjusted for earnings and paid in accordance with the provisions of such plan.

The foregoing description is qualified in its entirety by reference to the Employment Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information included in Item 1.01 is incorporated by reference into this Item 1.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information included in Item 1.01 is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Third Amended and Restated Employment Agreement, dated July 23, 2014, between the Company and Roger S. Markfield.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EAGLE OUTFITTERS, INC. (Registrant)

Date: July 25, 2014	By:	/s/ Charles P. Sandel
Charles P. Sandel
Senior Vice President, General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amended and Restated Employment Agreement, dated July 23, 2014, between the Company and Roger S. Markfield.

5